Exhibit 5.1

To Alvotech 9, rue de Bitbourg, L - 1273 Luxembourg, Grand Duchy of Luxembourg (the “Company”) Luxembourg, July 14, 2022

AO/ATA/ADSA – 016843-70014.37333049v4

Alvotech – Registration Statement F-1

Dear Madam, dear Sir,

We have acted as Luxembourg legal advisers to Alvotech, a company existing under the laws of the Grand Duchy of Luxembourg as a société anonyme (formely a société par actions simplifiée), with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) (the “RCS”) under number B 258884 in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission, relating to:

(a)

the issuance of up to 10,916,647 new ordinary shares (the “Warrant Shares”) upon exercise of the OACB Warrants (as defined hereafter) upon the assignment by OACB and the assumption by the Company of 10,916,647 OACB Warrants, consisting of 6,249,980 warrants of OACB included in the units sold in OACB’s IPO (the “Public OACB Warrants”), and 4,666,667 outstanding warrants of OACB purchased in a private placement in connection with OACB’s IPO of units in the context of the Mergers (the “Private OACB Warrants” and, together with the “Public OACB Warrants”, the “OACB Warrants”);

(b)

the resale of 17,493,000 ordinary shares issued on June 15, 2022 by the Company (the “PIPE Shares”) in the context of the issuance of 15,393,000 ordinary shares in a first private placement (the “Initial PIPE Financing”) and 2,100,000 ordinary shares in a second private placement (the “Subsequent PIPE Financing” and together with the Initial PIPE Financing, the “PIPE Financing”);

(c)

the resale of 6,250,000 ordinary shares issued by the Company to Oaktree Acquisition Holdings II, L.P. (the “OACB Shares”) in exchange for Class B Ordinary Shares of Oaktree Acquisition Corp. II (the “OACB Class B Ordinary Shares” or the “Founder Shares”) on June 15, 2022 in connection with the business combination completed between Oaktree Acquisition Corp. II (“OACB”), Alvotech Holdings S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg, formerly having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and formerly registered with the RCS under number B229193 ( “Alvotech Holdings”) and Alvotech (the “Business Combination”);

(d)

the resale of 186,206,553 ordinary shares issued on June 15, 2022 by the Company (the “Alvotech Holdings Shareholders Shares”) to former shareholders of Alvotech Holdings in exchange for their Alvotech Holdings Class A ordinary shares and the Alvotech Holdings Class B shares (the “Alvotech Holdings Ordinary Shares”) in connection with the Business Combination;

(e)

the resale of 2,500,000 ordinary shares issued by the Company on July 12, 2022 and subscribed by Aztiq Pharma Partners S.à r.l., a société à responsabilité limitée, existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5 rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered with the RCS under number B147728 (“Aztiq”); and

(f)

the resale of 2,500,000 ordinary shares issued by the Company on July 12, 2022 and subscribed by Alvogen Lux Holdings S.à r.l., a société à responsabilité limitée, existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5 rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered with the RCS under number B149045 (“Alvogen”) (the ordinary shares referred under (e) and (f), the “Settlement Shares”).

1.	Scope

1.1.	In arriving to the opinions expressed below, we have examined and relied exclusively on the documents (the “Documents”) identified in Appendix A hereto.

1.2.

We express no opinion with respect to any laws, rules or regulations other than Luxembourg law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg) or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg law even in cases where, under Luxembourg law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

1.3.	A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.	Assumptions

For the purpose of this Opinion, we have assumed, and we have not verified independently:

2.1.

that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorized to be inserted in the relevant document by the individual concerned;

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2.2.

the completeness and conformity to originals of all Documents supplied to us as drafts, certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us and the completeness and correctness of the represenations and statements made therein;

2.3.

that there have been no amendments to the Documents in the form delivered to us for the purpose of this Opinion, and there will be none prior to their execution to the extent provided in draft form, which would have a bearing on the present opinion;

2.4.

that there is no other resolution, decision, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the Documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this Opinion and that the Documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this Opinion;

2.5.	that the OACB Warrants were validly issued and existing prior to the Mergers and transferred to the Company as a consequence thereof;

2.6.

that the board of directors of the Company and/or its delegate, as applicable, will adopt one or several resolutions to issue and deliver the Warrant Shares upon an exercise of OACB Warrants, and take all necessary steps and comply with applicable requirements at the time to give full effect to the issuance of Warrant Shares in accordance with the Warrant Agreement and Warrant Assumption Agreement and Luxembourg law;

2.7.

that the Set-Off Agreements have been validly executed and is legal valid and binding as a matter of applicable law and that the claims referred therein were existent and due and payable (certaine, liquide et exigible) at the time of the setoff;

2.8.	that the Company will at all times have sufficient reserves to allow for the cashless exercise of warrants;

2.9.

that all conditions precedent in the Documents for the transactions contemplated are or will be completed prior to the issuance Warrant Shares and PIPE Shares, as applicable, in accordance with the Registration Statement and prior registration statements filed by the Company;

2.10.	that the Warrant Agreement and Warrant Assumption Agreement are legal valid and binding as a matter of applicable law;

2.11.

that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations required from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg have been obtained or fulfilled and are and will remain in full force and effect; that all steps outside Luxembourg and requirements outside Luxembourg affecting the legality, validity, binding effect and enforceability of the Documents (and the transactions contemplated therein) and that all conditions to which the transactions under the Documents are subject have been satisfied or, in case of the Warrant Shares, will be satisfied prior to the issuance of Warrant Shares;

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2.12.

the existence, capacity, power and authority of each of the parties to the Documents (other than the Company) to enter into the Documents to which it is a party and perform its obligations under those Documents and that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he or she signed and each individual intended to sign the Documents will in fact sign the Documents and will have legal capacity when he or she signs;

2.13.

that all representations made by the Company as to matters of fact in the Certificates (as defined below) are correct, complete and up to date at the date of the Certificates and will still be correct, complete and up to date as of the date hereof and on the date of issuance of the Warrant Shares;

2.14.

that there will be no amendment to the authorised share capital of the Company or the warrant terms and conditions which would adversely affect the issue of the Warrant Shares and the conclusions stated in this Opinion;

2.15.

that the Warrant Shares will not be offered to the public in circumstances where the obligation to publish a prospectus in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended, arises;

2.16.

that the entry into the Documents and the performance of any rights and obligations under the Documents are in the best corporate interests (intérêt social) of the Company and (xiii) that the head office (administration centrale), the place of effective management (siege de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company is located at the place of their registered office (siege statutaire) in Luxembourg.

3.	Opinions

This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg law only and is subject to the exclusive jurisdiction of the courts of Luxembourg. We express no opinion on accounting, economic, financial, monetary, policy and tax aspects. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

3.1.	The Company is a public limited company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

3.2.

The PIPE Shares have been validly issued and are fully paid up and non-assessable (meaning that the holder of such shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors).

3.3.

The OACB Shares have been validly issued and are fully paid up and non-assessable (meaning that the holder of such shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors).

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3.4.

The Alvotech Holdings Shareholders Shares have been validly issued and are fully paid up and non-assessable (meaning that the holder of such shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors).

3.5.

The Settlement Shares have been validly issued and are fully paid up and non-assessable (meaning that the holder of such shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors).

3.6.

Upon exercise of the Warrants and subject to the accomplishment of all the requirements and formalities and requirements set out in the Company’s articles of association, the Warrant Shares will be validly issued, fully paid up and non-assessable (meaning that the holder of such shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors)

4.	Qualifications

The opinions expressed in this Opinion are subject to the following qualifications:

4.1.

Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions;

4.2.

the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally;

4.3.

deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg law, must be published on the RESA (as defined below) (and which mainly concern acts relating to the incorporation, the formation, the functioning, the appointment of managers or directors and the liquidation of the relevant company as well as amendments, if any, to the articles of association) will only be enforceable against third parties after they have been published on the RESA except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time.

5.	Reliance

5.1.

This Opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the PIPE Shares, the Alvotech Holdings Shareholders Shares, the Settlement Shares and the OACB Shares.

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5.2.

It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent. We hereby consent to filing of this Opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it and is given on the date set out on page 1; we have no obligation to update the Opinion or inform of any changes in law following such date.

5.3.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on list V of the lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Alexander Olliges

Alexander Olliges

Partner

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APPENDIX A – DOCUMENTS

1.

A scanned copy of the warrant assumption agreement between the Company, OACB, Continental Stock Transfer Trust Company, N.A., Computershare Inc and Computershare Trust Company, N.A. (the “Warrant Assumption Agreement”).

2.	A scanned copy of the warrant agreement between OACB and Continental StockTransfer Trust Company, N.A. dated September 21, 2021 (the “Warrant Agreement”).

3.

A scanned copy of the common draft terms of cross-border merger relating to the merger by way of absorption of Parent by and into TopCo (the “First Merger”) published on March 29, 2022 on the Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg (“RESA”).

4.	A scanned copy of the minutes of the extraordinary general meeting of the shareholders of Alvotech approving, inter alia, the First Merger (the “EGM 1”) dated June 7, 2022.

5.

A copy of the common draft terms of merger relating to the merger by way of absorption of Alvotech by and into TopCo published on March 29, 2022 on the RESA (the “Second Merger”, and together with the First Merger, the “Mergers”).

6.

A scanned copy of the minutes of the extraordinary general meeting of the shareholders of Alvotech approving, inter alia, (i) the redemption and cancellation of the initial shares held by Floki Holdings S.à r.l. in Alvotech (the “Redemption”), (ii) the conversion of Alvotech from the legal form of a simplified limited company (société par actions simplifiée) into a public limited liability company (société anonyme) (the “Conversion”) and (iii) the merger of Alvotech and Alvotech Holdings (the “EGM 2”) dated June 7, 2022.

7.	A scanned copy of the confirmation deed in relation to EGM 1 and EGM 2 dated June 15, 2022 (the “Confirmation Deed”).

8.

A scanned copy of the minutes of the extraordinary general meeting of the shareholders of Alvotech Holdings approving, inter alia, the merger of Alvotech and Alvotech Holdings (the “Alvotech Holdings EGM”) dated the June 7, 2022.

9.	Certificate of merger issued by the Cayman Registrar on June 15, 2022.

10.	A scanned copy of the draft Registration Statement.

11.	A scanned copy of the consolidated articles of association of the Company dated July [***], 2022 (the “Articles”).

12.	An extract dated July [***], 2022 and issued in electronic form by the RCS in respect of the Company.

13.

A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated July [***], 2022 and issued in electronic form by the RCS in respect of the Company.

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14.

Scanned copies of the minutes of the resolutions of the chairperson of the Company dated June 7, 2021 and the minutes of the resolutions of the chairperson of the Company date June 13, 2022 approving, inter alia, (i) the PIPE Financing and (ii) the allocation of shares issued under the PIPE Financing.

15.	Scanned copies of the minutes of the resolutions of the board of directors of the Alvotech Holdings dated [***], 2022 and resolutions dated [***], 2022.

16.	A scanned copy of the minutes of the resolution of the board of directors of the Company dated July 12, 2022.

17.	A scanned copy of the notarial deed of acknowledgement of capital increase dated July [***], 2022.

18.	A copy of the draft certificate to be issued by the Company (the “Certificate”).

19.	A scanned copy of the subscription agreement between Alvotech, OACB and Yas Holding LLC, dated December 7, 2021.

20.	A scanned copy of the subscription agreement between Alvotech, OACB and Santo Holding (Deutschland) GmbH, dated December 7, 2021.

21.	A scanned copy of the subscription agreement between Alvotech, OACB and Birchtree Fund Investments Private Limited, dated December 7, 2021.

22.	A scanned copy of the subscription agreement between Alvotech, OACB and Nidema Funding LLC, dated December 7, 2021.

23.	A scanned copy of the subscription agreement between Alvotech, OACB and Celtic Vatera Investments S.à r.l., dated December 7, 2021.

24.	A scanned copy of the subscription agreement between Alvotech, OACB and Celtic Holdings II Limited, dated December 7, 2021.

25.	A scanned copy of the subscription agreement between Alvotech, OACB and Celtic Holdings III Limited, dated December 7, 2021.

26.	A scanned copy of the subscription agreement between Alvotech, OACB and Averill Master Fund Ltd., dated December 7, 2021.

27.	A scanned copy of the subscription agreement between Alvotech, OACB and Landsbankinn hf, dated December 7, 2021.

28.	A scanned copy of the subscription agreement between Alvotech, OACB and Landsbankinn hf, dated January 18, 2022.

29.	A scanned copy of the subscription agreement between Alvotech, OACB and Arion Bank hf, dated December 7, 2021.

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30.	A scanned copy of the subscription agreement between Alvotech, OACB and Arion Bank hf, dated January 18, 2022.

31.	A scanned copy of the subscription agreement between Alvotech, OACB and Artica Finance hf, dated December 7, 2021.

32.	A scanned copy of the subscription agreement between Alvotech, OACB and Artica Finance hf, dated January 18, 2022.

33.	A scanned copy of the first amendment to subscription agreement between Alvotech, OACB, and Celtic Vatera Investments S.à r.l., dated June 11, 2022.

34.	A scanned copy of the first amendment to subscription agreement between Alvotech, OACB, and Birchtree Fund Inestments Private Limited, dated June 11, 2022.

35.	A scanned copy of the first amendment to subscription agreement between Alvotech, OACB, and Celtic Holdings II Limited, dated June 11, 2022.

36.	A scanned copy of the first amendment to subscription agreement between Alvotech, OACB, and Celtic Holdings III Limited, dated June 11, 2022.

37.	A scanned copy of the board of director resolutions of Alvotech approving, inter alia, the issuance of the Settlement Shares, dated July 12 2022.

38.

a copy of the scanned subscription and set-off agreement to be entered into by and between the Company, as company, and Aztiq Pharma Parners S.à r.l., as Aztiq (the “Aztiq Subscription and Set-off Agreement”).

39.

a copy of the scanned subscription and set-off agreement to be entered into by and between the Company, as company, and Alvogen Lux Holdings S.à r.l., as Alvogen (the “Alvogen Subscription and Set-off Agreement” and together with the Aztiq Subscription and Set-off Agreementn, the “Subscription and Set-off Agreements”).

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